EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	Foothill Independent Bank Partners in Your Future 401(k) Profit Sharing Plan

We consent to the incorporation by reference of our report dated June 9, 2005 on the Statements of Net Assets Available for Benefits of the Foothill Independent Bank Partners in Your Future 401(k) Profit Sharing Plan as of December 31, 2004 and 2003, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2004, and the Supplemental Information as of or for the year then ended, into Registration Statement No. 33-57586 on Form S-8 filed January 29, 1993 (as amended by Post-Effective Amendment No. 1 thereto filed on July 27, 2000).

/s/ VAVRINEK, TRINE, DAY & CO., LLP
VAVRINEK, TRINE, DAY & CO., LLP

July 27, 2005

Rancho Cucamonga, California